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                                 AMENDMENT NO. 6
                                       TO
                              AMENDED AND RESTATED
                          MASTER DISTRIBUTION AGREEMENT
                  (ALL CLASSES OF SHARES EXCEPT CLASS B SHARES)


         The Amended and Restated Master Distribution Agreement (all Classes of shares except Class B Shares) (the "Agreement") made as of the 18th day of August, 2003, by and between each registered investment company set forth on Schedule A to the Agreement (each individually referred to as "Fund", or collectively, "Funds"), severally, on behalf of each of its series of common stock or beneficial interest, as the case may be, set forth on Schedule A to the Agreement, (each, a "Portfolio"), with respect to each class of shares except Class B Shares (the "Shares") of each Portfolio, and A I M DISTRIBUTORS, INC., a Delaware corporation (the "Distributor") is hereby amended as follows:

         The Agreement is amended (1) effective August 18, 2003, with respect to the Portfolios of AIM Growth Series, AIM Investment Funds, AIM Investment Securities Funds and AIM Special Opportunities Funds and (2) effective January 6, 2004, with respect to the Portfolios of AIM Combination Stock & Bond Funds, AIM Counselor Series Trust, AIM Equity Funds, AIM Funds Group, AIM International Mutual Funds, AIM Sector Funds, AIM Stock Funds and AIM Tax-Exempt Funds and AIM Treasurer's Series Trust (AIM Stable Value Fund only) by adding the following sentence as the last sentence of Section FIFTH of the Agreement:

                  "The Distributor or such other investment dealers or financial institutions will be deemed to have performed all services required to be performed in order to be entitled to receive the asset based sales charge portion of any amounts payable with respect to Class A, Class A3, Class C, Class K, Class R and Investor Class Shares to the Distributor pursuant to a distribution plan adopted by the Fund on behalf of each Portfolio pursuant to Rule 12b-1 under the 1940 Act upon the settlement of each sale of a Class A, Class A3, Class C, Class K, Class R or Investor Class Share (or a share of another portfolio from which such Share derives)."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: January 6, 2004

                               EACH FUND (LISTED ON SCHEDULE A) ON BEHALF OF THE SHARES OF EACH PORTFOLIO LISTED ON SCHEDULE A


                               By: /s/ ROBERT H. GRAHAM
                                   --------------------------------------------
                                   Robert H. Graham
                                   President



                               A I M DISTRIBUTORS, INC.


                               By: /s/ GENE L. NEEDLES
                                   --------------------------------------------
                                   Gene L. Needles
                                   President